N-SAR EXHIBIT 77E

Pending Litigation.  In 2009, seven class action lawsuits were filed in the U.S. District Court for the District of Colorado against OppenheimerFunds, Inc. (“OFI”), OppenheimerFunds Distributor, Inc., the Fund’s principal underwriter and distributor (the “Distributor”), and certain funds – including the Fund – advised by OFI Global Asset Management, Inc. and distributed by the Distributor (the “Defendant Funds”).  The lawsuits also named as defendants certain officers and current and former trustees of the respective Defendant Funds.  The lawsuits raised claims under federal securities laws and alleged, among other things, that the disclosure documents of the respective Defendant Funds contained misrepresentations and omissions and that the respective Defendant Funds’ investment policies were not followed.  The plaintiffs in these actions sought unspecified damages, equitable relief and awards of attorneys’ fees and litigation expenses.  The Defendant Funds’ Boards of Trustees also engaged counsel to represent the Funds and the present and former Independent Trustees named in those suits.  In March 2014, the parties – including the Fund – in six of these lawsuits executed stipulations and agreements of settlement resolving those actions.  In July 2014, the court entered an order and final judgment approving the settlements as fair, reasonable and adequate.  The settlements do not resolve a seventh outstanding lawsuit relating to Oppenheimer Rochester California Municipal Fund (the “California Fund Suit”).  OFI believes the California Fund Suit is without legal merit and is defending the suit vigorously.  While it is premature to render any opinion as to the outcome in the California Fund Suit, or whether any costs that OFI may bear in defending the California Fund Suit might not be reimbursed by insurance, OFI believes the California Fund Suit should not impair the ability of OFI or the Distributor to perform their respective duties to the Fund, and that the outcome of the California Fund Suit should not have any material effect on the operations of any of the Oppenheimer Funds.